Exhibit 17.1

November 28, 2006

To: the Board of Directors of Greens Worldwide Incorporated:

Resignation:

Please be advised that I hereby tender my notice of resignation as an officer and director of Greens Worldwide Incorporated and any and all subsidiaries/affiliates effective immediately.

Please note this change in the corporate records of Greens Worldwide Incorporated and all appropriate subsidiaries and file the appropriate 8K disclosure with the Securities and Exchange Commission within 4 days as prescribed by law.

I wish everyone at Greens Worldwide and its subsidiaries the very best success going forward. A hard copy of this notice of resignation will de deposited in the US Mail and sent via overnight courier and faxed to the main corporate office.

Please forward my final payroll check to the Orlando office and I will pick it up on Thursday, November 30, 2006. I will be submitting a final expense report to the company and will expect reimbursement forthwith.

Sincerely,

/s/R. Thomas Kidd

R. Thomas Kidd